United States
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

Commission File Number:  000-30891

Turner Valley Oil & Gas, Inc.
(Exact name of Registrant as specified in its charter)

Nevada	91-1980526
(Jurisdiction of Incorporation)	(I.R.S. Employer Identification No.)

700 West Pender Street E., Suite 604	V6A 1V7
(Address of principal executive offices)	(Zip Code)

Registrant's telephone number, including area code: (250) 746-1551

STOCK FOR SERVICES COMPENSATION PLAN
(Full Title of Plan)
Dated: June 24, 2007
(Agent for Service:)
LAW OFFICES OF
WILLIAM STOCKER
PHONE (949) 369-9161	221 SOUTH OLA VISTA	FAX (949) 369-9273
FIRST FLOOR
SAN CLEMENTE CA 92672

CALCULATION OF REGISTRATION FEE (1)(2)

TITLE OF SECURITIES TO BE REGISTERED	AMOUNT TO BE REGISTERED	PROPOSED MAXIMUM OFFERING PRICE PER UNIT	PROPOSED MAXIMUM AGGREGATE OFFERING PRICE	AMOUNT OF REGISTRATION FEE
Common Stock $0.001 par value	5,000,000 shares	$0.08 per share	$400,000.00	$69.55

(1)       Estimated pursuant to Rule 457(c) and (h) of the Securities Act of 1933 solely for the purpose of calculating the registration fee and based on the average of the bid price of the common stock on the last trading date, as reported by the Over-The-Bulletin Board (OTCBB).

(2)       Together with an indeterminate number of additional shares of common stock which may be necessary to adjust the number of shares reserved for issuance pursuant to the plan as a result of any future stock split, stock dividend or similar adjustment of the outstanding common stock pursuant to Rule 416(c) of the Securities Act of 1933.Place Style On Codes above, and Style Off Codes below.

PART II

Item 3. Incorporation of Documents by Reference. The following documents are incorporated by reference as though fully set forth herein, and all documents subsequently filed by this Registrant pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Securities Exchange Act of 1934, prior to the filing of a post-effective amendment which indicates that all securities offered have been sold or which de-registers all securities then remaining unsold, shall be deemed to be incorporated by reference in the Registration Statement and a part hereof from the date of filing of such documents:

(a) The Registrant's Form 10-KSB containing Audited Financial Statements for the Registrant's last fiscal year;

(b) All other Reports filed pursuant to Section 13(a) or 15(d) of the Exchange Act, since the end of the fiscal year covered by the Registrant's last Annual Report; and

(c) The Issuer's Common Equity Voting Stock ("Common Stock") Registered under section 12(g) of the 1934 Act, as described in Form 10-KSB. Each share is entitled to one vote; all shares of the class share equally in dividends and liquidation rights. Pursuant to the laws of Nevada a majority of all shareholders entitled to vote at a shareholders meeting regularly called upon notice may take action as a majority and give notice to all shareholders of such action. No market presently exists for the securities of this Issuer.

Item 4. Description of Securities. Not Applicable. See Item 3(c).

Item 5. Interests of Named Experts and Counsel. Counsel is one of the likely recipient of shares for services.

Item 6. Indemnification of Directors and Officers. There is no provision in the Articles of Incorporation or the By-Laws, nor any Resolution of the Board of Directors, providing for indemnification of Officers or Directors. We are aware of certain provision of the Nevada Corporate Law which affects indemnity of Officers or Directors.

 NRS 78.7502  provides for mandatory indemnification of officers, directors, employees and agents, substantially as follows: the corporation shall indemnify a director, officer, employee or agent of a corporation; to the extent that he or she has been successful on the merits or otherwise in defense of any action, suit or proceeding, whether civil, criminal, administrative or investigative (except an action by or in the right of the corporation) by reason of the fact that he or she is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise; if he or she acted in good faith and in a manner which he or she reasonably believed to be in or not opposed to the best interests of the corporation; and, with respect to any criminal action or proceeding, in which he or she had no reasonable cause to believe his or her conduct was unlawful.

Item 7. Exemption from Registration Claimed. Not Applicable. No restricted securities are re-offered or resold pursuant to this Registration Statement.

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Item 8. Exhibits.

Exhibit 1	Opinion of Counsel

Exhibit 2	"Stock For Services Compensation Plan"

Exhibit 3	Consent of Auditor

Exhibit 4
Audited Financial Statements for the fiscal years ended December 31, 2006.(Incorporated herein by reference from the Form 10-KSB for the year ended December 31, 2006). Also incorporated by reference are un-audited quarterly reports for the first quarter of 2007)

Item 9. Undertakings. Not Applicable.

Signatures

The Registrant, pursuant to the requirements of the Securities Act of 1933, certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized.

Dated: March 7, 2007

Turner Valley Oil & Gas, Inc.

Christopher Paton-Gay	Donald Jackson Wells	Joseph Kane
CHRISTOPHER PATON-GAY	DONALD JACKSON WELLS	JOSEPH KANE

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